SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of Earliest Event Reported):  January 19, 1996


                        TUCSON ELECTRIC POWER COMPANY
                        -----------------------------

           (Exact name of registrant as specified in its charter)


       Arizona                      1-5924                  86-0062700
(State of Incorporation)   (Commission File Number)      (IRS Employer
                                                       Identification No.)


                220 West Sixth Street, Tucson, Arizona  85701
             (Address of principal executive office)  (Zip Code)


                               (602) 571-4000
            (Registrant's telephone number, including area code)






























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Item 5.

As previously reported, in February 1995, the Company filed a Notice of Intent to form a Holding Company with the Arizona Corporation Commission (ACC) and on June 13,1995, the Company filed an application with the ACC requesting an overall 4.9% increase in retail rates (approximately $28.4 million in annual revenues). On November 30, 1995, the Company reached a settlement with the ACC Staff proposing to resolve such applications. The settlement agreement was subject to final approval by the ACC.

The settlement agreement called for a one-time base rate increase of 2%, or $10.4 million annually. Also, the Company agreed not to seek another increase in base rates before January 1, 2000. The agreement also would have permitted the Company to invest up to $50 million annually in energy-related businesses. Although the agreement would not have approved the holding company structure, it did provide that the Company could re-file for authority to establish a holding company in 18 months from the approval of the settlement agreement.

On January 19, 1996, the ACC voted 2-1 against the proposed agreement. Each application remains pending. On January 24,1996, the Company filed a motion for reconsideration. The ACC has twenty days in which to reconsider its decision. If the ACC does not respond within this twenty day period, the motion would be considered to have been denied. If such motion to reconsider is denied, the Company will evaluate how it will proceed with its rate and holding company applications.































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                                  Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      TUCSON ELECTRIC POWER COMPANY
                                      -----------------------------
                                               (Registrant)



Date:  January 26, 1996                             Ira R. Adler
                                      -----------------------------------
                                                    Ira R. Adler
                                      Senior Vice President and Principal
                                               Financial Officer









































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